AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2003

                      REGISTRATION NO: ____________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               DECOR SYSTEMS, INC.
                              ---------------------

        Florida                             7380                           59-3032722
-----------------------------   ----------------------------  -------------------------------
(State of jurisdiction of       (Primary Standard Industrial  (I.R.S. Employer Identification
incorporation or organization)   Classification Code Number)            Number)


                 5555 W. WATERS AVE, TAMPA, FLORIDA, USA, 33634
                                 (813) 888-6554
           Address and Telephone Number of Principal Executive Offices

                                   LEE COLVIN
                             Chief Executive Officer
                     5555 W. WATERS AVE Tampa, Florida 33634
                                 (813) 393-5075
            (Name, address and telephone number of agent for service)

                                    Copy to:
                                 Hank Vanderkam
                             Vanderkam & Associates
                               1301 Travis, #1200
                                Houston, TX 77002
                                 (713) 547-8900
                               (713) 547-8910 fax

Approximate date of commencement of proposed sale to the public: (___________)

Date this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION
----------------------- ----------------- ------------------- --------------------- -----------------
 Title of Each Class                       Proposed Maximum     Proposed Maximum
 of Securities To Be      Amount To Be    Offering Price Per   Aggregate Offering    Amount of
      Registered           Registered            Share               Price          Registration Fee
----------------------- ----------------- ------------------- --------------------- -----------------

Common   Stock  $.0001    5,000,000              $1.00          $ 5,000,000          $ 404.50
par value per share
----------------------- ----------------- ------------------- --------------------- -----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                TABLE OF CONTENTS

                                                                          Page

Prospectus Summary                                                          4
Risk Factors                                                                5
Use of Proceeds                                                             8
Determination of Offering Price                                             8
Dilution                                                                    8
Selling Security Holders                                                    8
Plan of Distribution                                                        9
Legal Proceedings                                                          10
Directors, Executive Officers, Promoters and Control Persons               10
Security Ownership of Certain Beneficial Owners and Management             10
Description of Securities                                                  11
Interest of Named Experts and Counsel                                      11
Disclosure of Commission Position on Indemnification For Securities
Act Liabilities                                                            12
Organization Within Last Five Years                                        12
Description of Business                                                    12
Management's Discussion and Analysis or Plan of Operation                  14
Description of Property                                                    16
Certain Relationships and Related Transactions                             17
Market For Common Equity and Related Stockholder Matters                   17
Executive Compensation                                                     17
Financial Statements                                                       18
Changes in and Disagreements With Accountants on Accounting and
Financial Disclosure                                                       18
Part II - Information Not Required In Prospectus
Indemnification of Directors and Officers                                  18
Other Expenses of Issuance and Distribution                                19
Recent Sales of Unregistered Securities                                    19
Exhibits                                                                   19
Undertakings                                                               19
Signatures                                                                 21

                                   PROSPECTUS

                                5,000,000 Shares

                               DECOR SYSTEMS, INC.

The registration statement of which this Prospectus is a part relates to the offer and sale by Decor Systems, Inc., a Florida corporation (the "Company," "We," or "Our"), of our securities by both the Company and by the holders (the "Selling Security Holders") consisting of 5,000,000 shares of our common stock, $.0001 value per share, referred to as the "Securities." See "DESCRIPTION OF SECURITIES."

Our common stock offered is not listed on any national securities exchange or the NASDAQ stock market. We may apply for listing on the Over the Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc. (the "OTCBB") if this registration statement clears all comments of the United States Securities and Exchange Commission (the "SEC"). There is no assurance that we will obtain listing on the OTCBB.

This offering consists of securities offered by both the Company and by Selling Security Holders. By agreement with the Selling Security Holders, we will pay the entire expenses incident to the registration of the Securities under the Securities Act.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD A COMPLETE LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________, 2003

ITEM 3. SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING INFORMATION IS SELECTIVE AND QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION (INCLUDING FINANCIAL INFORMATION AND NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY OF CERTAIN PROVISIONS OF THE PROSPECTUS IS INTENDED ONLY FOR CONVENIENT REFERENCE AND DOES NOT PURPORT TO BE COMPLETE. THE ENTIRE PROSPECTUS SHOULD BE READ AND CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS BEFORE MAKING A DECISION TO PURCHASE COMMON STOCK.

OUR COMPANY

We were organized under the laws of the State of Florida on October 15, 1990. We are wholesalers and suppliers of plumbing supplies and bathroom decorative products for mass merchandisers and plumbing showrooms. Our largest customer is Home Depot. We have begun to develop our own bathroom and kitchen line which will be produced by contract manufacturers in China.

THE OFFERING

As of December 31, 2002 we had 17,085,000 shares of our common stock outstanding. This offering is comprised of 4,000,000 Shares offered by Selling Security Holders and 1,000,000 Shares being offered by the Company. The Company has agreed to pay all offering expenses, but will only receive proceeds from the sale of the securities being sold by the Company.

FINANCIAL SUMMARY INFORMATION

The following Summary Financial Summary and Operating Data have been derived from the financial statements of the Company for the periods indicated. The following financial data should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere in this Registration Statement.

                                    Six Months Ended     June 30,        Year Ended     December 31
                                          2003             2002             2002            2001
                                          ----             ----             ----            ----

Statement of Operations
Income statement data:
Revenues                               $ 460,347        $ 495,167     $ 1,068,542      $1,013,302
Expenses                                 336,822          330,162         225,206         302,782
                                         -------          -------         -------         -------
Income (loss) from operations             93,524          165,005               -               -
Other Income (Expense)                     1,500         (33,553)         225,206         302,782
                                           -----         --------         -------         -------
Income (loss) before income taxes         95,024          131,451               -               -
Income tax                                     -                -
                                               -                -
Net income (loss)                         95,024          131,451         225,206         302,782
                                          ======          =======         =======         =======
Per share data:
---------------
Earnings per share                         $.005            $0.26           $0.45           $0.60
                                                                            =====           =====
Weighted average shares outstanding   17,085,000            5,000           5,000           5,000
                                      ==========            =====           =====           =====
Balance sheet data:
Working capital (deficiency)             156,282          306,948         105,149         277,960
Total assets                             217,893          306,948         138,884         285,843
Long term debt                            19,386                -          21,676               -
Shareholder Equity                       198,507          306,948         225,206         302,782

                                  RISK FACTORS

THE SECURITIES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND AN INVESTMENT IN THE SHARES.

COMPANY RISKS

We Will Require Additional Funding

The Implementation of our business plan, and the development of our own product line, will require substantial additional capital. While the funding from the Offering will provide interim working capital, we may have to seek additional capital in the future. Should we not be able to obtain sufficient proceeds from this Offering, or a future offering, we may be unable to develop our new product line, or fully implement our business plan.

Our future success is highly dependent on the strength of our new the product line.

Our future success will depend, in part, on our ability to increase awareness of our new product line. In order to build product awareness and increase sales, we must succeed in our marketing efforts. Our ability to increase revenues generated from the products we offer will depend, in part, on the success of our marketing efforts including advertising. If our marketing efforts are unsuccessful or if we cannot increase our product awareness, our business plan may not be successful.

We Face Intense Competition

Competition in our industry is intense and many of our competitors have greater resources than we do to respond to changes in our industry. Substantially all of our existing competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. As a result, they may be able to respond more quickly to new or emerging styles and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. These competitors, in all likelihood, will be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. Our competitors also may develop products that are equal to or superior to our products, or that achieve greater market acceptance.

We Are  Dependable on a Single Customer for Nearly All Our Sales

Approximately 90% of our sales are to Home Depot. Either the loss of Home Depot as a customer or a significant reduction in our sales to Home Depot would have an immediate detrimental effect on our earnings and our ability to continue as a going concern.

An Investment in the Shares Will Result In An Immediate Substantial Dilution

Our Board of Directors has the authority to issue shares without shareholder consent and therefore, they may issue shares which could cause your shares to be worth less in the future.

Although we currently have no plans to issue any additional equity securities, our Certificate of Incorporation authorizes the issuance of a maximum of one hundred million (100,000,000) shares of common stock with a par value of $.0001 per share. As of September 30, 2003, there were 17,085,000 common shares issued and outstanding. The authority of our Board of Directors to issue stock without shareholder consent may have a depressive effect on the market value of our stock even prior to any such designation or issuance of the stock.

Because An Existing Shareholder Will Continue to Control the Company An Investor Will Not Be Able toInfluence Corporate Affairs

Our Principal Stockholders, Lee Colvin, owns approximately 86.6% of our common stock and therefore control of our Company. As such he will have significant influence over all matters requiring approval by our stockholders, but not requiring approval of minority stockholders. In addition, Lee Colvin has the voting power to elect all members of our Board of Directors. Such control could adversely affect the market value of our common stock or delay or prevent a change in control of our company. In addition, Lee Colvin may control most corporate matters requiring stockholder approval by written consent, without the need for a duly-notice and duly-held meeting of stockholders.

Because We Have Never Paid Dividends, You May Not Earn Income On Your Investment

As a developing corporation, we have never paid dividends and therefore, you may never get income from your investment. We do not anticipate declaring or paying any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be subject to covenants contained in loan or other financing documents we may execute. Accordingly, there can be no assurance that cash dividends of any kind will ever be declared or paid.

Because We Have A Limited Operating History, You Will Be Unable To Fully Assess Our Long-Term Business Potential

Although the Company was incorporated in October of 1990 it was not fully operational until fiscal year 2000. While we had revenues and earnings for fiscal year 2001 and 2002, there is no assurance that the Company will continue to grow or be profitable.

Because Our Management Is Involved In Other Businesses Activities, There May Be A Conflict With Our Interests And We Have No Policy For The Resolution Of These Possible Conflicts

Our management is involved in additional business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, our management may face a conflict in the allocation of their time and energy between the Company and their other business interests. We have not formulated a policy for the resolution of such conflicts.

We Are Dependent On Key Personnel

Our success is heavily dependent upon the continued active participation of our current executive officer, Lee Colvin. Loss of his services could have a material adverse effect upon the development of our business. We do not maintain "key person" life insurance on the life of Lee Colvin nor do not have a written employment agreement with Lee Colvin. There can be no assurance that we will be able to recruit or retain other qualified personnel should that necessity arise.

The Company May Not Receive All the Initial Proceeds From the Offering

Because Shares are being sold by both existing shareholders and the Company, there is no assurance that the Company will receive the initial share proceeds or any proceeds until all of the selling shareholders shares have been sold. Should the Company not receive any proceeds, it will be unable to expend its business or carry out its business plan.

Offering Risks

Here Is Presently No Public Market For Our Common Stock And A Market May Never Develop

We intend to apply for listing of the securities on the Over the Counter Bulletin Board ("OTCBB"); however, we cannot assure that we will be able to obtain such a listing. The over-the-counter market ("OTC") differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market (exchange) and (2) securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. To qualify for listing on the OTCBB, an equity security must have at least one registered broke-dealer, which acts as the market maker listing bids or ask quotations and which sponsors an issuer listing. A market maker sponsoring a company's securities is required in order to obtain listing of securities on any of the public trading markets, including the OTCBB. We currently do not have a market maker for our securities. If we are able to obtain a market maker for our securities, we may obtain a listing on the OTCBB or develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the OTCBB requirements or that the securities will be accepted for an OTCBB listing.

There can be no assurance that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

Our Stock Price Could Be Volatile And Your Investment Could Decline In Value

We have arbitrarily determined the public offering price of the common stock offered pursuant to this prospectus. The public offering price does not necessarily bear any relationship to our assets, net worth, results of operations or any other established criteria of value. You should not consider the public offering price for our common stock to be any indication of its actual value. It is likely that the trading price of our common stock will be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

-        developments concerning our operations;
-        announcements of technological innovations by us or our competitors;
-        new products introduced or announced by us or our competitors;
-        actual or anticipated variations in quarterly operating results;
-        conditions or trends in the regulatory climate and financial markets;
-        changes in the market valuations of similar companies;
-        additions or departures of key personnel; and
-        sales of our common stock.

In addition, equity markets in general, and the market for companies with Web-based services in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. These broad market and industry factors may materially affect the market price of our common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management's attention and resources, which could seriously harm our business.

You May Experience Difficulty In Trading Our Common Stock Because It Will Not Initially Be Quoted In Any Public Market And We Anticipate That It May Subsequently Trade On The Over-The-Counter Electronic Bulletin Board Or On The Pink Sheets

Initially, our common stock will not be quoted in any public market. We anticipate that our common stock will eventually be quoted on the over-the-counter electronic bulletin board or on the Pink Sheets. Each of the bulletin board and the Pink Sheets is a significantly less liquid trading market than the other stock exchanges. At a future date, we may apply for listing on the NASDAQ SmallCap Market or other exchanges if we are able to satisfy their quantitative and other listing requirements. However, we cannot assure you that we will apply for any such listing or that our application would be accepted. As a result, you may find it more difficult to dispose of, or obtain accurate quotes on, our common stock.

It May Be Difficult For You To Sell Shares Of Our Common Stock If We Become Subject To "Penny Stock" Regulations

Our common stock is expected to trade on the over-the-counter electronic bulletin board or on the Pink Sheets and, therefore, is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock". A penny stock is generally defined as any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and "accredited investors". An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with a spouse.

Pursuant to Rule 15g-9 of the Securities Exchange Act of 1934, for these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotation for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of the common stock.

ITEM 4. USE OF PROCEEDS

The shares of common stock offered hereby are being registered for both the company and the account of the selling stockholders identified in this prospectus. All net proceeds from the sale of the common stock will go to the respective selling shareholders. All proceeds received by the Company from the sale of shares will be used for working capital. Assuming a sales price of $1.00 per share, the following would be our use of proceeds.

                                               Amount           Percent
                                              --------         --------
Working Capital                                962,095          96.21
Commissions & Expenses of the Offering          37,905           3.79

 ITEM 5. DETERMINATION OF OFFERING PRICE

The offering price of the 5,000,000 common shares being offered by the company and the selling Shareholders has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of the common shares is not based on past earnings, nor is the price of the common shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

ITEM 6. DILUTION

Our unaudited tangible net book value as of June 30, 2003, assuming 17,085,000 Shares outstanding, was approximately $198,507 or approximately $.01 per Share (before giving effect to the Offering). Net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of Shares outstanding. See "Risk Factors."

Assuming the sale of $1,000,000, and after deducting Offering expenses estimated to be payable by us, our as adjusted net book value, as of June 30, 2003, would have been approximately $1,148,507 or $.06 per Share. The represents an immediate increase in net book value of $.05 per Share to existing shareholders and an immediate dilution in net book value of $.94 per Share to new investors in the Shares in this Offering. The following table illustrates this per share dilution:

    Offering price per Share........................................... $1.00
    Net book value per Share prior to the Offering.....................   .01
    Increase per Share attributable to New Investors...................   .05
    Adjusted net book value per Share after the Offering...............   .06
    Dilution per Share to new investors................................ $ .94

ITEM 7. SELLING SECURITY HOLDERS

The following table sets forth information with respect to the selling shareholders as of September 30, 2003. Lee Colvin is our Chairman of the Board of Directors and Cheryl Colvin is one of our directors. The other selling shareholders are not affiliates, and have not had a material relationship with us other than as a holder of our securities. The selling shareholders are not and have not been affiliated with a registered broker-dealer.

                                                    Stock Being
                       Amount of Beneficial       Sold Pursuant      Stock Beneficially
                       Ownership Prior to this       to This           Owned After This
Name of Beneficial             Offering             Prospectus            Offering
Owner                    Number        Percent        Number          Number     Percent
-------------------     --------      ---------     -----------      --------    --------

Lee Colvin             15,000,000      87.79%       1,915,000    13,085,000     72.4%
Cheryl Colvin             700,000       4.09%         700,000             0        0%
Lee Beasley             1,375,000       8.05%       1,375,000             0        0%
Anne Dearnley              10,000       1.71%          10,000             0        0%


ITEM 8. PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. We intend to apply to the NASD to have our shares listed on it's over the counter bulletin board quotation service within one month of our registration statement becoming effective. To date no actions have been taken to apply to the NASD to have our shares listed on it's over the counter bulletin board quotation service. Our common stock is not currently listed on any national exchange or electronic quotation system. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker- dealer solicits the purchaser;
- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
- purchases by a broker-dealer as principal and resale by the broker- dealer for its account;
- an exchange distribution in accordance with the rules of the applicable exchange;
-   privately-negotiated transactions;
- broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share;
- a combination of any of the methods of sale; and o any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders participating in the distributions of our common stock may be, deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933; and any profit on the sale of our common stock by the selling shareholder, and any commissions or discounts given to any broker dealer, may be deemed to be underwriting commissions or discounts pursuant to the Securities Act of 1933. In offering common stock for resale in the United States or to persons who are citizens or residents of the United States, selling shareholders will offer and sell common stock only to registered broker-dealers.

Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered by this prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of the distribution. In addition, the selling shareholders will be required to comply with all the requirements of the Securities Exchange Act of 1934.

We have advised Lee Colvin for itself and as agent for the selling shareholders that, during the time as they may be engaged in a distribution of any of the shares we are registering by the Registration Statement, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. We have advised the selling shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling shareholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

ITEM 9. LEGAL PROCEEDINGS

To the best of our knowledge, we are not a party to any pending legal proceeding. We are not aware of any contemplated legal proceeding by a governmental authority involving the Company.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS DIRECTORS AND OFFICERS.

Our Bylaws provide that we shall have a minimum of one (1) director on the board at any one time. Vacancies are filled by a majority vote of the remaining directors then in office. The directors and executive officers of the Company are as follows:

  Name                       Age                  Positions Held
 -------                    ------               -----------------
Lee Colvin                    50                    President
Cheryl Colvin                 44                    Secretary

The director named above will serve until the next annual meeting of our shareholders to be held within six (6) months of the close of our fiscal year or until a successor shall have been elected and accepted the position. Directors are elected for one year terms.

Significant Employees

Other than Mr. Colvin and Ms. Colvin, there are no employees who are expected to make a significant contribution to the Company.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions. Mr. Lee Colvin and Ms. Cheryl Colvin were divorced on September 22, 1996.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 As of September 15, 2003, there were 17,085,000 shares of our common stock, ..0001 par value outstanding. The following tabulates holdings of our common shares by each person who, as of September 15, 2003, (a) holds of record or is known by us to own beneficially more than 5.0% of our common shares and, in addition, (b) by all of our directors and officers individually and as a group. To the best of our knowledge, each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name.

                    Name & Address of Officers & Directors as a
 Title of Class                   Group           Amount     Nature     Percent
 --------------                   -----           ------     ------     -------
Common       Lee Colvin                          15,000,000   Direct     87.79%
Common       Lee Beasley                          1,375,000   Direct      8.05%
Common       Cheryl Colvin                          700,000   Direct      4.09%
                      Total Officers &
                         Directors as a group    15,700,000   Direct     91.88%

(1) Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, to the best of our knowledge.
(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Change Of Control

There are currently no arrangements, which would result in a change of control of the Company.

ITEM 12. DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

Qualification

The following statements constitute brief summaries of the material provisions of our Articles of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete; therefore, the full text of the Articles of Incorporation and Bylaws provided in the exhibits hereto should be referred to.

Common Stock

Our Articles of Incorporation authorize us to issue up to 100,000,000 common shares, $.0001 per common share. As of December 31, 2002, we had 17,085,000 shares of common stock outstanding held by four shareholders. All outstanding common shares are fully paid and non-assessable.

Liquidation Rights

Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights

There are no limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Florida Statutes. We have not paid dividends to date, and it is not anticipated that any dividends will be paid in the foreseeable future.

Voting Rights

Holders of our common shares are entitled to cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights

Our common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering. There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of the Company. We have not issued preferred or debt securities.

ITEM 13. EXPERTS

Our financial statements for the fiscal years ended December 31, 2001 and 2002 have been included in this Prospectus in reliance upon the report appearing in
Item 22, of Alan Geer and Associates, Independent Certified Public Accountants, as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

ITEM 15.  ORGANIZATION WITHIN THE LAST FIVE YEARS

We were organized under the laws of the State of Florida on October 15, 1990 under the name of JJN Sales, Inc. We had no business activity until 2000. On October 10, 2002 we changed our name to Decor Systems, Inc.

ITEM 16 . DESCRIPTION OF BUSINESS HISTORY AND ORGANIZATION

We sell decorative plumbing supplies and hardware as well as provide service to Home Depot for building displays.

Our purchases and sales are not conducted pursuant to any long-term contracts or agreements and we do not have any long-term contracts or agreements. All sales are done on a current purchase order to purchase order basis. Approximately 90% of our sales of consumer goods are to Home Depot.

The Area Of Greatest Potential Growth In The Decorative Market Is In The Areas Of Vanities And Bath Storage Products. Currently, the market is shared by 6 vanity companies, with Kohler considered the market leader. In the next 5 years we estimated that there will be more than 50 products in this line distributed by our company.

The Company has no patent trademarks, licenses, franchises, concessions, royalty agreements or labor contracts. In addition, the Company does not require any government approval for the sale of its product. There are no current government regulations and none are anticipated which should affect the business of the Company.

Customer Profile

Decor Systems target market includes the Home Depot Expo and Sears Great Indoors. Typical customers for our products are those in the professional field and those who currently use our product for aesthetic reasons. In addition to mass marketing, we will target over 300 high-end plumbing and hardware showrooms throughout the United States.

Competition

Companies that compete in this market are Kohler, Vanity Flair, Cole and Co. and Vintage Vanities. All companies mentioned charge competitive prices.

New Product Line

One of the reasons for the intense competition in the industry is the lack of design and perceived value. To fill this void, the Company has created a new line of products called Alexandra's collection. In the opinion of management product line provides more features and has superior performance. These competitive products are being produced in China on a contract manufacturing basis. Inquiries from prospective customers suggest that there is considerable demand for this product line

Our marketing strategy is to enhance, promote and support this new line of products. To do so our sales strategy will include the use of manufactures representatives throughout the United States and Canada for distribution plumbing, wholesale, retail chains and specialty stores. A partial list of our current distributors includes:

Home Depot Expo
Farrey's Wholesale Plumbing
Apex Supply
LCR
Gorman
Ferguson Enterprises

Advertising And Promotion

We plan to develop an advertising campaign built around our bombay line with a "who we are" statement and supporting it with ads that reinforce this message. Additionally, we will develop a consistent reach and frequency throughout the year. In addition to standard advertising practices, we hope to gain recognition through industry press releases. For the next year, advertising and promotion will require $500,000. On an ongoing basis we will budget our advertising investment as 5% of total sales.

Public Relations

During the next 2 years, we will focus on the following publicity strategies:

Trade Magazines
Regional Design Magazines
National Publication on Bath Design

We have had limited advertising to date because of the lack of capital in the company.

Employees

As of the date of this prospectus, we have 5 employees. None of our staff is represented by a labor union. We believe that our relationship with our employees is good. Competition for qualified personnel in our industry is intense.

Facilities

Our corporate headquarters are located in an approximately 3000 square foot rented facility in Tampa, Florida under an office service agreement expiring in October of 2003 which can be renewed. We believe our present office space is suitable for our current operations.

Executive Officers, Directors And Key Employees

The following persons are our executive officers, directors: and key employees

Name                                                               Age
Lee Colvin, Chairman, Chief Executive Officer & President          50
Cheryl Colvin, Secretary                                           44
Karen Rose, Sales and Marketing                                    38
Tom Love, R&D                                                      45

LEE COLVIN, PRESIDENT AND CEO Develops and maintains the company vision. Oversees all areas and company departments. Approves all financial obligations. Seeks business opportunities and strategic alliances with other organizations. Plans, develops and establishes policies and objectives of business organization in accordance with board directives and company charter. Directs and coordinates financial programs to provide funding for new or continuing operations in order to maximize return on investments and increase productivity.

CHERYL COLVIN, SECRETARY Directs financial affairs of an organization. Prepares financial analysis of operations for guidance of management. Prepares reports, which outline company's financial position in areas in income, expenses, and earnings, based on past, present and future operations. Directs preparation of budgets and financial forecasts. Arranges for audits of company's accounting.

KAREN ROSE, SALES AND MARKETING Directs staffing, training and performance evaluations to develop and control sales program. Manages sales distribution by establishing sales territories, quotas, and goals and advises dealers and distributors concerning sales and advertising techniques. Analyzes sales statistics to formulate policy and to assist dealers in promoting sales. Manages sales office activities including customer/product/service.

TOM LOVE, R&D Directs and coordinates activities concerned with research and development of concepts, ideas, specifications, and applications for organization's new products or services. Oversees product development, including quality control, physical distribution, product and packaging design, new product development and improvements on existing products.

The business address for each of our officers and directors is 5555 W. Waters Ave, Tampa, Florida 33634

Board Of Directors

All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Directors' Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings but we do not pay our directors fees or other cash compensation for services rendered as a director.

We have not granted any stock options to the named executive officer. None of our employees are employed pursuant to employment agreements.

Competition

We are and will continue to be an insignificant participant in the business of selling crawfish. A large number of established and well-financed entities, including small public companies and venture capital firms, are engaged in similar businesses out of the Company. In addition, these companies are better financed and have a broader range of clients which makes it easier for them to expand into the market which the Company is attempting to go into. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do and, consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of our identifying and consummating of a successful business combination

ITEM 17.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

                             SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our financial statements and the notes attached thereto.

                                                  Years Ended                Six Months Ended
                                                 December 31,                    June 30,
                                                 ------------                    --------
                                             2002            2001           2003          2002
                                             ----            ----           ----          ----

Statements of Operations                    $1,084,619      $1,034,382       $460,347     $495,167
Commission Revenue                               4,312          21,079              -            -
Cost of Revenue                              1,080,307       1,013,303        460,347      495,167
Gross Profit                                   685,904         652,656        339,255      303,716
Operating Expenses                              99,641          57,865         27,567       22,446
General and Administrative Expenses            294,762         302,782         93,525      165,005
Income from Operation                         (23,384)               -          1,500     (33,553)
Other Income (Expenses)                        271,378         302,782         95,025      131,452
Net Income                                    $225,026        $302,782        $95,024     $131,451
Income Per Share                                 $0.45           $0.60         0.0055        $0.26
Average Weighted No. of Shares Outstanding       5,000           5,000     17,085,000        5,000

Balance Sheet Data
Working Capital                                232,363         277,960        156,282      306,948
Total Assets                                   301,614         285,843        217,893      306,948
Long-term Liabilities                                -               -         19,386            -
Shareholders Equity                            279,938         285,843        198,507      306,948

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Commission Revenue. Commission Revenue for the six months ended June 30, 2003 decreased by $34,820 or 7.0% to $460,347 from $495,167 for the corresponding period of the prior year. This decrease is attributable to a wetter Spring which reduced demand for sprinkling equipment and corresponding the commissions from such sales.

Operating Expenses. Operating expenses for the six months ended June 30, 2003 increased by $35,539 or 11.7% to $339,255 from $303,716 for the corresponding period of the prior year. This increase resulted from increased expenses for contract labor and commissions which was partially offset by a decrease in employee leasing.

Administrative Expenses. Administrative expenses increased by $1,121 or 4.2% to $27,567 from $26,446 for the corresponding period of the prior year. The increase resulted principally from increases in general office expense.

Other Income (Expense). For the six months ended June 30, 2002 the Company had other income of $1,500 all from expense reimbursements. This compares with other expenses of $33,553 for the corresponding period of the prior year. This consisted of a loss of $35,000 on investments which was partially offset by expense reimbursements of $1,447.

Income Tax. No provision for income taxes has been made in either period as a sub-charter S election was in effect for each period. This election will be revoked during the fourth quarter of 2003.

Net Income. As a result of the foregoing, net income decreased by $36,427 or 27.7% to $95,024 for the six months ended June 30, 2003 from $131,451 for the six months ended June 30, 2002.

Liquidity and Capital Resources

As of June 30, 2003, the Company had cash of $78,851 and working capital of $156,282. This compares with cash of $195,273 and working capital of $297,528 as of June 30, 2002.

Cash provided by operating activities totaled $169,143 for the six months ended June 30, 2003 compared to $151,585 for the six months ended June 30, 2003 compared to $151,585 for the six months ended June 30, 2002. The principal reason for the increase is the net change in the current accounts, mainly an increase in receivable, which was partially offset by reduced earnings.

Cash used by investing activities totaled $16,486 for the six months ended June 30, 2003 compared with $4,849 for the six months ended June 30, 2002. The amount for the period ended June 30, 2003 represents amounts paid for investments while the amount for the period ended June 30, 2002 represent the purchase of furniture and fixtures.

Cash used in financing activities totaled $176,455 for the six months ended June 30, 2003 and $110,346 for the six months ended June 30, 2002. All of the cash used in the financing activities for both periods represents dividends paid.

Historically, the Company has financed its operations with cash generated by earnings and loans from its principal shareholder. However, as the requirements of major customers are changing, requiring more inventory and extended payment terms, the capital needs of the Company are also changing. Furthermore, the Company plans to expand its home fixture operations which will also require additional capital. Therefore, unless the Company is able to raise additional capital, or procure third party financing, it will have insufficient capital to fully implement its business plans for the next twelve months.

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

Commission Revenue. Commission revenue for the years ended December 31, 2002 increased by $50,237 or 4.9% to $1,084,619 from $1,034,382 for the year ended December 31,2001. This increase is principally attributable to higher demand for the Company's products because of a dryer than average Summer which increased demand for sprinkling equipments.

Cost of Revenue. Cost of revenue decreased by $16,767 or 79.5% to $4,312 from $21,079 for the year ended December 31, 2001. This decrease resulted from a reduction in purchases which were partially offset by an increase in catalogues and sample costs.

Operating Expenses. Operating expenses increased by $33,248 or 5.1% to $685,904 for the year ended December 31, 2002 from $652,656 for the year ended December 31, 2001. This increase resulted mainly from increases in contract labor expenses and commission expenses which was partially offset by a reduction in employee leasing expense.

General and Administrative Expenses. General and administrative expenses increased by $41,776 or 72.2% to $99,641 for the year ended December 31, 2002 from $57,865 for the year ended December 31, 2001. This increase resulted from higher travel expenses and professional fees.

Other Expenses. The Company had no other income or expenses for the year ended December 31, 2001. for the year ended December 31, 2002, the Company had other expenses of $23,384 which consisted of a loss on an investment of $35,000 which was partially offset by a gain of $11,616 on the sale of an automobile.

Income Taxes. No provision for income taxes has been made in either year as a sub chapter S Election was in effect for both years.

Net Income. As a result of the foregoing, net income decreased by $31,404 or $10.4% to $271,378 for the year ended December 31, 2002 from $302,782 for the year ended December 31, 2001.

Liquidity and Capital Resources.

As of December 31, 2002 the Company had cash of $102,650 and working capital of $232,363. This compares with cash of $158,853 and working capital of $277,960 as of December 31, 2001.

Cash provided by operating activities totaled $258,914 for the year ended December 31, 2002 compared to $270,367 for the year ended December 31, 2001. The decrease is attributable to reduced earnings in the earnings in the year ended December 31, 2002.

Cash used in investing activities totaled $53,565 for the year ended December 31, 2002 and $2,000 for the year ended December 31, 2001. The amounts for the year ended December 31, 2002 represent $35,000 on an investment and $18,565 for the purchase of fixed assets. The $2,000 for the year ended December 31, 2001 represents expenditures for fixed assets.

Cash used in financing activities totaled $277,283 for the year ended December 31, 2002 and $160,598 for the year ended December 31, 2001. The amounts from the year ended December 31, 2002 is comprised of a dividend distribution of $278,491 and a note repayment $1,145 which was offset by a note on a vehicle purchase of $22,821 and proceeds from the sale of stock of $1,208. All of the cash used in financing activities for the year ended December 31, 2001 was from dividend distributions.

Historically, the Company has financed its operations with cash generated by earnings and loans from its principal shareholder. However, as the requirements of major customers are changing, requiring more inventory and extended payment terms, the capital needs of the Company are also changing. Furthermore, the Company plans to expand its home fixture operations which will also require additional capital. Therefore, unless the Company is able to raise additional capital, or procure third party financing, it will have insufficient capital to fully implement its business plans for the next twelve months.

ITEM 18. DESCRIPTION OF PROPERTY

Our corporate headquarters are located in an approximately 3000 square foot rented facility in Tampa, Florida under an office service agreement expiring in October of 2003 which can be renewed. We believe our present office space is suitable for our current operations.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We intend that any transactions between the company and our officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to us than those reasonably obtainable from third parties. To date there have been no related party transactions.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is no established public trading market for our securities. None of our common stock is subject to outstanding options or warrants to purchase our shares. There are 17,075,000 shares of our common stock outstanding, all of which are restricted securities. The restricted securities as defined under Rule 144 of the Securities Act may only be sold under Rule 144 or otherwise under an effective registration statement or an exemption from registration, if available. Rule 144 generally provides that an affiliate, including directors, officers and control shareholders, who has satisfied a one year holding period for the restricted securities may sell, within any three month period subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Sales under Rule 144 must also be made without violating the manner-of-sale provisions, notice requirements, and the availability of public information about us. A sale of shares by such security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop.

PENNY STOCK CONSIDERATIONS.

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

No market exists for our securities and there is no assurance that a regular trading market will develop or if developed will be sustained. A shareholder in all likelihood, therefore, will not be able to resell the securities referred to herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

As of the date of this registration, we had four (4) holders of record of our common stock. We currently have one class of common stock outstanding and no preferred shares outstanding.

We have not paid any dividends since our inception. We have no restrictions that limit our ability to pay dividends, but we do not anticipate paying dividends in the near future.

TRANSFER AGENT AND REGISTRAR

We anticipate the registrar and transfer agent for our common shares will be Pacific Stock Transfer. Its address is 500 E. Warm Springs, Suite 240, Las Vegas, NV, 89119and its telephone number at this location is (702) 361-3033.


ITEM 21. EXECUTIVE COMPENSATION

The following table sets forth the salaries and directors' fees we expect to pay to our executives on an annual basis.

                  DECOR SYSTEMS, INC.
Person             Position                   Salary        Bonus       Other
------             --------                   ------        -----       -----
Mr. Lee Colvin     President & Director       $ 120,000     0           $0.00

We do not have an audit committee, nor do we have a compensation committee. We anticipate forming these committees within the next twelve months.


                          ITEM 22. FINANCIAL STATEMENTS

                               Decor Systems, Inc.
                          Index to Financial Statements

December 31, 2002
Report of Independent Auditors                                              F-2
Balance Sheets as of December 31, 2002 and 2001                             F-3
Statement of Income for the years ended December 31, 2002
  and 2001                                                                  F-4
Statement of Changes in Shareholders Equity for the years
  Ended December 31, 2002 and 2001                                          F-5
Statement of Cash Flows for the years ended December 31, 2002
  and 2001                                                                  F-6
Notes to Financial Statements                                        F-7 - F-10

June 30, 2002 (Unaudited)
Balance sheet as of June 30, 2003                                          F-11
Statement of Income for the six months ended June 30, 2003 and 2002        F-12
Statements of Cash Flows                                                   F-13

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Alan Geer and Associates audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses (subject to future contingencies) which we have incurred or we expect to incur in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. The Selling Security Holders will pay no offering expenses.

ITEM EXPENSE

SEC Registration Fee                                             $ 405
Legal Fees and Expenses*                                      $ 25,000
Printing registration statement and other documents*           $ 2,500
Accounting Fees and Expenses*                                  $10,000
                                                             ---------
Total                                                         $ 37,905
                                                             =========
*Estimated Figure

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On September 26, 1991, we issued an aggregate of 5000 shares of our common stock to Lee Colviin. In connection with a 3000-for-one stock split authorized by our board of directors and sole stockholder, on September 24, 2002, Mr. Colvin exchanged his shares for 15,000,000 shares of our common stock. On

October 30, 2002, we issued shares of our common stock at a purchase price of $.036 per share to the following investors in the amounts set forth next to their name:

                           Lee Beasley                        1,375,000

We believe that the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about us or had adequate access, through their relationships with us, to such information.

ITEM 27. EXHIBITS

Exhibit Number             Exhibit Description
3.1      Articles of Incorporation
3.2      Bylaws
5.1      Legal Opinion
23.1     Consent of Alan K. Geer P.A., Certified Public Accountants

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

c. Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that Remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement, of which this prospectus forms a part, on Form SB-2 with respect to the common stock being offered by this prospectus. This prospectus includes all material information relating to the offering. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and we will file periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling 1-800-SEC-0330. You may also read and copy any document we file with the SEC at the SEC's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279.

The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor does it constitute an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                             ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 covering the common shares being sold in this offering. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such materials from the Public Reference Section of the SEC, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the company, that file electronically with the SEC.

You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above, and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.


                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be singed on its behalf by the undersigned, in the City of St. Petersburg, State of Florida on February 26, 2003.

                                                /s/ Lee Colvin
                                                -----------------------------
                                                By: Lee Colvin, President

Date: October  7, 2003

In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

SIGNATURE                   TITLE                                DATE
----------                  -----                                -----

/s/ Lee Colvin              President/Director           October 7, 2003
--------------
Lee Colvin

/s/ Cheryl Colvin          Secretary/ Director           October 7, 2003
-----------------
Cheryl Colvin

                                                                      PAGE NO.
                                                                     ---------

INDEPENDENT AUDITOR'S REPORT                                           2


FINANCIAL STATEMENTS

              Balance Sheet                                            3

              Statement of Income and Retained Earnings                4

              Statement of Changes in Shareholders' Equity             5

              Statement of Cash Flows                                  6

              Notes to Financial Statements                         7-10

                          Independent Auditor's Report





The Stockholders
Decor Systems, Inc.
5555 W. Waters Avenue, Suite 609
Tampa, FL 33634-1230



We have audited the accompanying balance sheets of Decor Systems, Inc. as of December 31, 2002 and 2001, and the related statements of income, changes in shareholder equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decor Systems, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




Alan K. Geer, P.A.

March 18, 2003

                               DECOR SYSTEMS, INC.
                                  BALANCE SHEET
                           December 31, 2002 and 2001



                                                      2002              2001
                                                   ---------         ----------

CURRENT ASSETS
            Cash                                    $102,650          $158,853

            Accounts Receivable                      150,187           112,815

            Prepaid Expenses                           1,202             4,792

            Employee Advances                              0             1,500
                                                   -----------       -----------
                                                     254,039           277,960

FIXED ASSETS
            Equipment, Vehicles, and Fixtures         75,686            57,121

            Accumulated Depreciation                 (31,081)          (52,208)
                                                   -----------       -----------
                                                      44,605             4,913

OTHER ASSETS
            Rent Deposit                               2,970             2,970
                                                   -----------       -----------
                                                       2,970             2,970

                            TOTAL ASSETS            $301,614          $285,843
                                                   ===========       ===========


LIABILITIES
            Current and Long-Term                     21,676                 0





STOCKHOLDER'S EQUITY
            Common Stock                               1,708               500

            Paid in Capital                              550               550

            Retained Earnings                        277,680           284,793
                                                  ------------      ------------
                                                     279,938           285,843



            TOTAL  LIABILITIES  AND
              STOCKHOLDER'S  EQUITY                 $301,614          $285,843
                                                  ============      ============




                 See accompanying notes and accountant's report

                               DECOR SYSTEMS, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 for the years ended December 31, 2002 and 2001


                                                         2002           2001
                                                    ------------   -----------

COMMISSION REVENUES                                  $1,084,619     $1,034,382

COST OF REVENUES:
            Purchases                                         0         20,839
            Catalogs & Samples                            4,312            240
                                                    -------------   ----------
                                                          4,312         21,079

                            GROSS PROFIT              1,080,307      1,013,303

OPERATING EXPENSES
            Other Operating Expenses                     23,146         37,093
            Contract Labor                              176,540        124,488
            Commissions                                  73,373         29,873
            Employee Leasing                            360,804        413,259
            Rent and Utilities                           43,839         42,993
            Depreciation Expense                          8,202          4,950
                                                   --------------   ----------
                                                        685,904        652,656

GENERAL AND ADMINISTRATIVE EXPENSES
            Travel                                       40,975         32,086
            Accounting and Legal                         42,440          7,879
            Other Administrative Expenses                 7,478          9,152
            Officer's Life Insurance                      8,748          8,748
                                                   -------------    ----------
                                                         99,641         57,865
                                                   -------------    ----------

            INCOME FROM OPERATIONS                     $294,762       $302,782

OTHER INCOME (EXPENSE)
            Investment Loss                             (35,000)             0
            Gain on Sale of Vehicle                      11,616              0
                                                   -------------    ----------
                                                        (23,384)             0

                            NET INCOME (LOSS)          $271,378       $302,782


BEGINNING RETAINED EARNINGS                            $284,793       $142,609

            Net Income (Loss)                           271,378        302,782

            Shareholder Distributions                  (278,491)      (160,598)
                                                   --------------   ----------

ENDING RETAINED EARNINGS                               $277,680       $284,793
                                                   ==============   ==========



                 See accompanying notes and accountant's report

                               DECOR SYSTEMS, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                                COMMON          ADDITIONAL         RETAINED
                                STOCK        PAID-IN-CAPITAL       EARNINGS           TOTAL
                               --------     -----------------     -----------       ---------

BALANCE, December 31, 2000       $500             $550           $142,609          $143,659

NET INCOME                                                        302,782           302,782

STOCKHOLDER DISTRIBUTIONS                                        (160,598)         (160,598)
                                                                ----------        ----------
BALANCE, December 31, 2001       $500             $550           $284,793          $285,843

NET INCOME                                                        271,378           271,378

COMMON STOCK ISSUED             1,208                                                 1,208

STOCKHOLDER DISTRIBUTIONS                                        (278,491)         (278,491)
                                                               ------------       ----------
BALANCE, December 31, 2002     $1,708             $550           $277,680          $279,938
                              =========         =======        ============       ==========


                               DECOR SYSTEMS, INC.
                             STATEMENT OF CASH FLOWS
                 for the years ended December 31, 2002 and 2001


                                                       2002              2001
                                                   -----------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income                                    $271,378          $302,782
     Adjustments to reconcile net income to
     net cash provided by operating activities:
            Gain on sale of vehicle                  11,616                 0
            Depreciation                              8,202             4,950
     (Increase) decrease in:
            Accounts Receivable                     (37,372)          (36,231)
            Prepaid Expenses                          3,590               366
            Employee Advances                         1,500            (1,500)
     Increase (decrease) in:
            Accrued  Payroll Taxes                        0                 0
                                                  -----------       ------------

NET CASH PROVIDED BY OPERATING ACTIVITES          $ 258,914         $ 270,367

CASH FLOWS FROM INVESTING ACTIVITIES
            Purchases of fixed assets               (18,565)           (2,000)
            Investment loss                         (35,000)
                                                  ------------      ------------

NET CASH USED IN INVESTING ACTIVITIES             $ (53,565)           (2,000)

CASH FLOWS FROM FINANCING ACTIVITIES
            Shareholder Distributions              (278,491)         (160,598)
            Common Stock Issues                       1,208
            Note Payable for vehicle                 22,821
            Principal payments on note               (1,145)
                                                  ------------      ------------

NET CASH USED BY FINANCING ACTIVITIES            $ (277,283)       $ (160,598)

            NET INCREASE (DECREASE) IN CASH         (56,203)          107,769

                CASH AT BEGINNING OF PERIOD         158,853            51,084
                                                  ------------      ------------

                    CASH AT END OF PERIOD         $ 102,650         $ 158,853
                                                  ============      ============

Supplemental Disclosures:                              $677                0
            Interest paid


                 See accompanying notes and accountant's report

DECOR SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 and 2001
================================================================================


COMPANY'S ACTIVITIES

Decor Systems, Inc. began business in 1991 with wholesale sales and service to the large retail home centers. However, the company represented a line of high-end faucets that were sold by plumbing showroom businesses. From this, the Sunshine Decorative Marketing division was developed. The retail home center division is called Sunshine Sales.

The Sunshine Decorative Marketing division deals with a different type of business than the home center business. The division represents a line of manufacturers to sell high-end plumbing fixtures to plumbing showroom wholesale accounts. These fixtures are generally used in expensive, custom-built homes and are special custom orders.

The Sunshine Sales division continues in sales and service to large retail home centers.



NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company's revenue is derived from commissions from sales agreements with the various manufacturers. Each manufacturer represented pays the commissions based on actual sales. The commissions are normally paid the following month.

Property and Equipment

Property and equipment is carried at cost and includes expenditures which substantially increase the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts and any profit or loss on disposition is credited or charged to earnings.

DECOR SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 and 2001
================================================================================


Property and Equipment--Continued

Depreciation and amortization is provided principally on the declining balance method over the estimated useful lives as follows:

Automobiles and trucks                                                 5-7 years
Construction equipment and furniture                                   5-7 years


Income Taxes

No income tax provision has been made because this corporation is an S Corporation for federal income tax purposes. Thus, the tax liability flows through to the stockholders.


NOTE 2- CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, Decor Systems, Inc. considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash equivalent. The company maintains cash balances at several financial institutions in Tampa, Florida. The accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2002, the Company's bank balances were fully insured.


NOTE 3- USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.


NOTE 4- ALLOWANCE FOR BAD DEBTS

No allowance is shown because there were no bad debts. All accounts receivable were subsequently received by the date of this audit.

DECOR SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 and 2001
================================================================================


NOTE 5- LEASES

The company rents its office on a month-to-month basis. The current monthly rental payments are $2,294. For the years ended December 31, 2002 and 2001, rent expense on the office amounted to $28,429 and $21,271 respectively. The company leases equipment for operations under short-term operating leases on an as needed basis. For the years ended December 31, 2002 and 2001, equipment lease expense amounted to $703 and $2,878. The company currently has no long term equipment operating leases.


NOTE 6- FIXED ASSETS AND DEPRECIATION

Fixed Assets

                                                 2002               2001
                                                 ----               ----
         Furniture & Fixtures                  $15,462           $12,093
         Vehicles                               38,424            33,316
         Office Equipment                       21,800            11,712
                                               ---------         --------
                                               $75,686           $57,121

Accumulated Depreciation

                                                 2002               2001
                                                 ----               ----
         Furniture & Fixtures                  $15,462           $12,093
         Vehicles                                3,602            28,403
         Office Equipment                       12,017            11,712
                                               -------          ---------
                                              $ 31,081          $ 52,208
                                               -------          ---------

                  NET FIXED ASSETS            $ 44,605           $ 4,913

DECOR SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 and 2001
================================================================================



NOTE 7 - NOTE PAYABLE

Note payable for vehicle. Monthly payment of $382 at zero interest rate.

Maturities of the note are as follows:




                  Years Ending

                        2003                 $ 4,580
                        2004                   4,580
                        2005                   4,580
                        2006                   4,580
                        2007                   3,356
                                             --------
                                            $ 21,676


NOTE 8 - COMMON STOCK AND NAME CHANGE

The company amended its articles of incorporation in October, 2002 to change the name from JJN Sales, Inc. to Decor Systems, Inc. In addition, the company increased its number of authorized shares from 100,000 to 100,000,000.

Shares authorized and issued for each year is as follows:

                                                2002           2001
                                                -----          ----
         Shares authorized                  100,000,000       100,000
         Shares issued and outstanding       17,085,000         5,000
         Par value                                .0001           .10
         Capital stock                           $1,708          $500

                               DECOR SYSTEMS, INC.
                                  BALANCE SHEET
                             June 30, 2003 and 2002



                                                      2003             2002
                                                  ----------       ----------

CURRENT ASSETS
            Cash                                   $78,850         $195,243

            Accounts Receivable                     77,431           95,993

            Prepaid Expenses                             -            4,792

            Employee Advances                            -            1,500
                                                  ---------       -----------
                                                   156,281          297,528

FIXED ASSETS
            Equipment, Vehicles, and Fixtures       75,686           61,970

            Accumulated Depreciation               (33,531)         (55,520)
                                                 -----------      -----------
                                                    42,155            6,450

OTHER ASSETS
            Investment                              16,486                -
            Rent Deposit                             2,970            2,970
                                                 -----------      -----------
                                                    19,456            2,970

                            TOTAL ASSETS          $217,892         $306,948
                                                 ===========      ===========
LIABILITIES
            Current and Long-Term                   19,386                -





STOCKHOLDER'S EQUITY
            Common Stock                               500              500

            Paid in Capital                            550              550

            Retained Earnings                      197,456          305,898
                                                 -----------      ----------
                                                   198,506          306,948



            TOTAL  LIABILITIES  AND
              STOCKHOLDER'S  EQUITY               $217,892         $306,948
                                                 ===========     ==========





                       See accountant's compilation report
                                       11

                               DECOR SYSTEMS, INC.
           STATEMENTS OF INCOME AND RETAINED EARNINGS for the periods ended June 30, 2003 and 2002

                                                 2003                 2002
                                             ------------          ----------

COMMISSION REVENUES                            $460,347             $495,167

OPERATING EXPENSES
            Other Operating Expenses             15,237               19,007
            Contract Labor                       90,520               54,263
            Commissions                          57,691               26,879
            Employee Leasing                    144,094              174,615
            Rent and Utilities                   22,333               20,762
            Depreciation Expense                  2,450                3,312
                                              -----------         ------------
                                                332,325              298,838

GENERAL AND ADMINISTRATIVE EXPENSES
            Travel                               12,190               12,447
            Accounting and Legal                  7,870                7,310
            Other Administrative Expenses         7,508                6,689
            Officer's Life Insurance              6,930                4,878
                                              -----------         ------------
                                                 34,498               31,324
                                              -----------         ------------

            INCOME FROM OPERATIONS              $93,524             $165,005

OTHER INCOME (EXPENSE)
            Investment Loss                           -              (35,000)
            Expense Reimbursement                 1,500                1,447
                                              -----------         ------------
                                                  1,500              (33,553)

                NET INCOME (LOSS)               $95,024             $131,452


BEGINNING RETAINED EARNINGS                    $277,680             $284,793

            Net Income (Loss)                    95,024              131,452

            Shareholder Distributions          (175,248)            (110,347)
                                              -----------         ------------

ENDING RETAINED EARNINGS                       $197,456             $305,898
                                              ===========         ============




                       See accountant's compilation report

                               DECOR SYSTEMS, INC.
                             STATEMENT OF CASH FLOWS
                  for the periods ended June 30, 2003 and 2002




                                                        2003             2002
                                                    ------------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income                                       $95,024         $131,452
     Adjustments to reconcile net income to
     net cash provided by operating activities:
            Depreciation                                2,450            3,312
     (Increase) decrease in:
            Accounts Receivable                        72,756           21,822
            Prepaid Expenses                            1,202                -
            Loans Receivable                                -           (5,000)
     Increase (decrease) in:
            Note Payable                               (2,290)               -
                                                    -----------      -----------

NET CASH PROVIDED BY OPERATING ACTIVITES            $ 169,142        $ 151,586

CASH FLOWS FROM INVESTING ACTIVITIES
            Purchases of fixed assets                       -           (4,849)
            Purchase of investment                    (16,486)               -
                                                    -----------      -----------

NET CASH USED IN INVESTING ACTIVITIES               $ (16,486)          (4,849)

CASH FLOWS FROM FINANCING ACTIVITIES
            Dividends Paid                           (176,455)        (110,346)
                                                    -----------      -----------

NET CASH USED BY FINANCING ACTIVITIES              $ (176,455)      $ (110,346)

            NET INCREASE (DECREASE) IN CASH           (23,799)          36,391

                CASH AT BEGINNING OF PERIOD           102,649          158,852
                                                    -----------      -----------

                    CASH AT END OF PERIOD            $ 78,850        $ 195,243
                                                    ===========      ===========




                       See accountant's compilation report
                                       13